As filed with the Securities and Exchange Commission on June 15, 2010

Registration No. 333-163851

UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GENERAL FINANCE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or jurisdiction of incorporation or organization)	7359 (Primary Standard Industrial Classification Code Number)	32-0163571 (I.R.S. Employer Identification Number)

39 East Union Street
 Pasadena, California 91103
 (626) 584-9722
(Address and telephone number of principal executive offices and principal place of business)

Ronald F. Valenta
 Chief Executive Officer
 39 East Union Street
 Pasadena, California 91103
 (626) 584-9722
 (Name, address and telephone number of agent for service)

With copies to:
 Christopher A. Wilson, Esq.
 General Counsel, Vice President & Secretary
 39 East Union Street
 Pasadena, California 91103
 (626) 584-9722
 (626) 795-8090 — Facsimile

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering.  ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

    EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-163851) of General Finance Corporation (the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing exhibits to the Registration Statement. Accordingly, this Post-Effective Amendment No. 1 consists only of a facing page, this explanatory note and Part C of the Registration Statement on Form S-1 setting forth the exhibits to the Registration Statement. This Post-Effective Amendment No. 1 does not modify any other part of the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 1 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

          The following table sets forth the expenses payable by us in connection with this offering of securities described in this registration statement. All amounts shown are estimates, except for the SEC and FINRA registration fee. The Registrant will bear all expenses shown below.

SEC filing fee	$2,544
FINRA filing fee	$51,000
Accounting fees and expenses	$75,000
Legal fees and expenses	$21,000
Printing and engraving expenses	$25,000
Other (including subscription and information agent fees)	$25,456

Total	$200,000

(1)	Assumes all of the 8,920,000 Units being registered are sold.

Item 14. Indemnification of Directors and Officers.

          Section 145 of the Delaware General Corporation Law (the “DGCL”), as the same exists or may hereafter be amended, provides that a Delaware corporation may indemnify any persons who were, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee, or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

          Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145 of the DGCL.

          Our amended certificate of incorporation provides that, to the fullest extent permitted by Delaware law, as it may be amended from time to time, none of our directors will be personally liable to us or our stockholders for monetary damages resulting from a breach of fiduciary duty as a director. Our amended certificate of incorporation also provides discretionary indemnification for the benefit of our directors, officers, and employees, to the fullest extent permitted by Delaware law, as it may be amended from time to time. Pursuant to our bylaws, we are required to indemnify our directors, officers, employees and agents, and we have the discretion to advance his or her related expenses, to the fullest extent permitted by law.

          These indemnification provisions may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors or officers, or persons controlling us, pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

          In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities.

          We are conducting a private placement of Series A 12.5% Cumulative Preferred Stock, par value $0.0001 per share and liquidation preference of $50 per share (“Series A Preferred Stock”), in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder pursuant to which it seeks to raise an aggregate amount of $15 million (the “Offering”). As of December 31, 2009, total proceeds from the Offering were approximately $1.3 million. Pursuant to the Certificate of Designation for the Series A Preferred Stock, each share of Series A Preferred Stock will pay cumulative cash distributions at a rate of 12.5% per annum, subject to declaration by the board of directors of the Company. The Series A Preferred Stock is not convertible into common stock.

          On December 8, 2008 we sold 100 shares of Series 100 shares of Series B 8% cumulative Preferred Stock in connection with the acquisition by Pac-Van of Container Wholesalers in Salt Lake City, Utah. We issued and sold these shares without registration under the Securities Act pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as transactions not involving any public offering. We paid no underwriting discounts or commissions with respect to this issuance and sale.

          On October 1, 2008, we issued 4,000,000 shares of restricted common stock in connection with the acquisition of Mobile Office Acquisition Corp. We issued and sold these shares without registration under the Securities Act pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as transactions not involving any public offering. We paid no underwriting discounts or commissions with respect to this issuance and sale.

          On October 17, 2005, we issued and sold 1,875,000 shares of common stock to Ronald F. Valenta for $0.133 per share or a total of $250,000. We issued and sold these shares without registration under the Securities Act pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as transactions not involving any public offering. We paid no underwriting discounts or commissions with respect to this issuance and sale.

          On October 20, 2005, Mr. Valenta sold 356,250 shares of Common Stock to John O. Johnson, our former Executive Vice President, for $0.133 per share or an aggregate of $47,500. On November 15, 2005, Mr. Valenta transferred, without consideration, 22,500 shares to each of David M. Connell, Lawrence Glascott, Manuel Marrero and James B. Roszak, directors of the company, and 18,750 shares to Marc Perez, our controller. The transfer of these shares by Mr. Valenta was exempt from registration pursuant to Section 4(1) of the Securities Act as transaction by a person other than by an issuer, underwriter or dealer. In this respect, the shares were transferred without any general solicitation or general advertising and each purchaser is a director or officer of the registrant who agreed to appropriate limitations on resale.

          The share amounts described above give effect to the 3-for-4 reverse split of Registrant’s common stock that occurred in March 2006.

          We issued and sold 583,333 warrants to Ronald F. Valenta and John O. Johnson immediately prior to the closing of the offering pursuant to this registration statement at a price of $1.20 per warrant for an aggregate purchase price of $700,000. These warrants are identical to the warrants being issued pursuant to the registration statement. The issuance and sale of these warrants will be made without registration under the Securities Act pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as transactions not involving any public offering. We will use no general solicitation or general advertising in connection with the issuance and sale of these warrants, and the purchasers are affiliates of the company and have agreed to appropriate restrictions on resale of the warrants and the underlying shares. We will pay no underwriting discounts or commissions with respect to the issuance and sale of these warrants.

Item 16. Exhibits

          See the Exhibit Index which follows the signature page of this Registration Statement on Form S-1, which is incorporated herein by reference.

Item 17. Undertakings

          The undersigned registrant hereby undertakes that:

(a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide  offering thereof.

(b) The registrant undertakes in the event that the securities being registered are to be offered to existing stockholders pursuant to warrants or rights, and any securities not taken by shareholders are to be reoffered to the public, to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by underwriters, and the terms of any subsequent underwriting thereof. The registrant further undertakes that if any public offering by the underwriters of the securities being registered is to be made on terms differing from those set forth on the cover page of the prospectus, the registrant shall file a post-effective amendment to set forth the terms of such offering.

(c) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(d) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

          In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena, State of California, on June 11, 2010.

GENERAL FINANCE CORPORATION
By:	/s/ Christopher A. Wilson
Christopher A. Wilson
General Counsel, Vice President & Secretary

POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ronald F. Valenta, Charles E. Barrantes and Christopher A. Wilson his/her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him/her and in his/her name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Name	Position	Date
* Ronald F. Valenta	Chief Executive Officer, President and Director (Principal Executive Officer)	June 11, 2010

* Charles E. Barrantes	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 11, 2010

*
James B. Roszak	Director	June 11, 2010

* Lawrence Glascott	Chairman of the Board of Directors	June 11, 2010

*	Director	June 11, 2010
Manuel Marrero

*	Director	June 11, 2010
David M. Connell

*	Director	June 11, 2010
Ronald L. Havner, Jr.

*	Director	June 11, 2010
Susan Harris

* By: /s/ Christopher A. Wilson
Attorney-in-Fact June 11, 2010

EXHIBIT INDEX

3.1
Amended and Restated Certificate of Incorporation of General Finance Corporation as filed April 5, 2006, (Incorporated by reference to Exhibit 3.1 to General Finance Corporation’s Registration Statement on Form S-1 (File No. 333-129830))

3.2	Amended and Restated Bylaws of General Finance Corporation, as amended (Incorporated by reference to Exhibit 3.2 to General Finance Corporation’s Quarterly Report on Form 10-Q (File No. 001-32845))

4.1	Form of common stock certificate (Incorporated by reference to Exhibit 4.2 to General Finance Corporation’s Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-129830))

4.3	Form of Subscription Rights Certificate**

4.4	Form of Warrant**

4.5	Form of Notice to Stockholders who are Record Holders**

4.6	Form of Notice to Stockholders who are Acting as Nominees**

4.7	Form of Notice to Clients of Stockholders who are Acting as Nominees**

4.8	Form of Beneficial Owner Election Form**

4.9	Form of Preliminary Subscription Agreement**

4.10	Form of Acknowledgement of Subscription**

4.11	Form of Unit*

5.1	Legal Opinion of Christopher A. Wilson**

23.1	Consent of Independent Registered Public Accounting Firm (Crowe Horwath LLP)**

23.2	Consent of Independent Registered Public Accounting Firm (Grobstein, Horwath & Company LLP)**

23.3	Consent of Independent Public Accounting Firm (Katz, Sapper & Miller, LLP)**

23.4	Consent of Christopher A. Wilson (contained in Exhibit 5.1)**

*	Filed herewith

**    Previously filed in Amendment No. 3 to the Registration Statement on April 28, 2010 and incorporated by reference.